                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                               3RD QUARTER RESULTS
                               -------------------

         Clifton, New Jersey - February 1, 2008 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three and nine months ended December 31, 2007. Net income was $697,000 for the three months ended December 31, 2007, an increase of $138,000, or 24.7%, as compared to $559,000 for the three months ended December 31, 2006. Net income increased for the period as the decrease in net interest income was more than offset by the increase in non-interest income coupled with decreases in non-interest expenses and income taxes. Net income was $1.75 million for the nine months ended December 31, 2007, a decrease of $270,000, or 13.4%, as compared to $2.02 million for the nine months ended December 31, 2006. Net income decreased for the period primarily due to the continued increase in interest expense. The unfavorable yield curve coupled with the competitive pricing environment for deposits has continued to cause a decrease in the Company's net interest margin and spread. Both basic and diluted earnings per common share were $0.03 for the three months ended December 31, 2007, compared to $0.02 for the three months ended December 31, 2006, and $0.06 for the nine months ended December 31, 2007 as compared to $0.07 for the nine months ended December 31, 2006. Cash dividends paid per common share were $0.05 for both the three months ended December 31, 2007 and 2006, and $0.15 for both the nine months ended December 31, 2007 and 2006.

         Net interest income decreased $350,000, or 9.2%, for the three months ended December 31, 2007, to $3.47 million as compared to $3.82 million for the three months ended December 31, 2006, reflecting a 10 basis point decrease in the net interest margin coupled with a decrease of $38.6 million in average net interest-earning assets. Average interest-earning assets decreased $32.9 million, or 4.2%, which consisted of decreases of $52.4 million in investment securities and $9.8 million in other interest-earning assets, partially offset by increases of $2.9 million in loans, and $26.4 million in mortgage-backed securities. Investment securities and other interest-earning assets decreased primarily due to the redeployment of maturities of investment securities and cash and cash equivalents into higher yielding loans and mortgage-backed securities. Average interest-bearing liabilities increased $5.7 million, or 0.9%, which consisted of an increase of $7.9 million in borrowed funds, partially offset by a decrease of $2.2 million in interest-bearing deposits. Net interest margin decreased to 1.83% for the quarter ended December 31, 2007, from 1.93% for the quarter ended December 31, 2006. The net interest rate spread decreased 1 basis point to 1.09%, as the 27 basis point increase to 5.08% in the average yield earned on interest-earning assets was not sufficient to offset the 28 basis point increase to 3.99% in the average rate paid on interest-bearing liabilities.

         Net interest income decreased $1.72 million, or 14.1%, for the nine months ended December 31, 2007, to $10.48 million as compared to $12.20 million for nine months ended December 31, 2006, reflecting a decrease of $35.1 million in average net interest-earning assets coupled with a 18 basis point decrease in the net interest margin. Average interest-earning assets decreased $43.0 million, or 5.4%, which consisted of decreases of $0.1 million in mortgage-backed securities and $52.3 million in investment securities, partially offset by increases of $3.1 million in loans and $6.3 million in other interest-earning assets. Other interest-earning assets and loans increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into these higher yielding assets. Average interest-bearing liabilities decreased $7.9 million, or 1.3%, which consisted of decreases of $5.7 million in borrowed funds coupled with a decrease of $2.2 million in interest-bearing deposits. Net interest margin decreased to 1.85% for the nine months ended December 31, 2007, from 2.03% for the nine months ended December 31, 2006. The net interest rate spread decreased 16 basis points to 1.09%, as the 33 basis point increase to 5.01% in the average yield earned on interest-earning assets was not sufficient to offset the 49 basis point increase to 3.92% in the average rate paid on interest-bearing liabilities. The increase in the average cost of interest-bearing liabilities is primarily the result of the continuing competitive environment for deposits and customer shift within deposits from transaction accounts to higher costing term deposits. This increase has continued at a faster pace than the repricing of our existing interest-earning assets (the origination of new loans and purchase of new securities.)

         The provision for loan losses recorded during the three months ended December 31, 2007 decreased $10,000, or 100.0% to $0 from $10,000 for the same period in 2006, and the provision recorded during the nine months ended December 31, 2007 increased $10,000, or 12.5% to $90,000 from $80,000 for the same period in 2006. The larger provision in the current nine month period was largely the result of an increase in overall delinquencies. Even though non-performing loans decreased as of and for the quarter ended December 31, 2007, overall delinquencies were higher during the prior quarters, resulting in a need for additional provisions. Non-performing loans decreased from $258,000 at March 31, 2007 to $151,000 at December 31, 2007. At the end of both periods, non-performing loans consisted of two one- to four-family residential real estate loans. The percentage of non-performing loans to total loans, which has been consistently low and remained under 0.13% to total gross loans at previous period ends, decreased to 0.04% at December 31, 2007. Non-performing loans totaled $47,000 as of December 31, 2006. The gross loan portfolio increased $8.3 million, or 2.0%, to $427.4 million at December 31, 2007 from $419.1 million at March 31, 2007. The largest increase was in one- to four-family residential real estate loans which increased $5.7 million, or 1.5%. The previous year's increase in the gross loan portfolio for the same period was $19.5 million, or 4.6%.

         Non-interest income increased $231,000, or 427.8%, to $285,000 for the three months ended December 31, 2007 as compared to $54,000 for the three months ended December 31, 2006, and $656,000, or 350.8%, to $843,000 for the nine months ended December 31, 2007 as compared to $187,000 for the nine months ended December 31, 2006. The increase during both 2007 periods was due to management's initiatives to create non-interest income, in particular the addition of $228,000 and $678,000, respectively, in income from bank owned life insurance that was purchased in February 2007.

         Non-interest expense decreased $110,000, or 3.7%, to $2.87 million for the three months ended December 31, 2007 as compared to $2.98 million for the three months ended December 31, 2006. The more significant changes were decreases of $121,000, or 6.9% in salaries and employee benefits and $51,000, or 17.3% in directors' compensation partially offset by an increase of $57,000, or 18.1% in miscellaneous expenses. Non-interest expense decreased $100,000, or 1.1% to $9.01 million at December 31, 2007 from $9.11 million for the nine months ended December 31, 2006. The more significant changes were decreases of $75,000, or 1.4% in salaries and employee benefits, $36,000, or 5.2% in equipment expenses, and $123,000, or 13.8% in directors' compensation, partially offset by increases of $41,000, or 5.7% in net occupancy expense of premises and $130,000, or 12.8% in miscellaneous expenses. All these changes are considered individually insignificant between periods.

         Income taxes decreased $133,000, or 40.9%, to $192,000 from $325,000 for the three months ended December 31, 2007 and 2006, respectively, and decreased $713,000, or 60.1%, to $473,000 from $1.19 million for the nine months ended December 31, 2007 and 2006, respectively, as a result of lower or similar pre-tax income, coupled with an increase in tax-exempt income from bank owned life insurance. The overall effective income tax rates for the three and nine months ended December 31, 2007 were 21.6% and 21.3%, respectively, as compared with 36.8% and 37.0%, respectively, for the same periods in 2006.

         The Company's total assets increased $9.8 million, or 1.2%, to $814.8 million as of December 31, 2007, from $805.0 million at March 31, 2007. Net loans increased $8.0 million, or 1.9%, to $426.6 million at December 31, 2007 from $418.6 million at March 31, 2007, due to internal origination volume which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, increased $17.8 million, or 5.8%, to $323.7 million at December 31, 2007, from $305.9 million at March 31, 2007. Cash and cash equivalents decreased by $18.7 million, or 45.5%, to $22.4 million at December 31, 2007 as compared to $41.1 million at March 31, 2007. The funds received from maturities and repayments of investment and mortgage-backed securities, along with cash and cash equivalents, were mainly redeployed into higher yielding loans and mortgage-backed securities.

         Total liabilities increased $23.8 million, or 3.8%, to $644.2 million at December 31, 2007, from $620.4 million at March 31, 2007. Deposits increased $2.1 million, or 0.4%, from $567.5 million as of March 31, 2007 to $569.6 million at December 31, 2007, coupled with an increase of $22.3 million, or 49.2% in borrowed funds, which had a balance of $67.6 million at December 31, 2007 as compared to $45.3 million at March 31, 2007. During the nine-month period ended December 31, 2007, $40.0 million in long-term borrowings with an average rate of 4.42% were originated, while $17.7 million of long-term borrowings were repaid in accordance with their original terms.

         Total stockholders' equity decreased $14.0 million, or 7.6%, to $170.6 million at December 31, 2007 from $184.6 million at March 31, 2007. The decrease resulted primarily from the repurchase of approximately 1.5 million shares of Company common stock for $16.5 million, and cash dividends paid of $1.6 million, partially offset by net income of $1.7 million, ESOP shares committed to be released of $611,000, $1.2 million for stock options and awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits, and a net decrease in unrealized losses of $386,000 on the available for sale securities portfolios.

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                                       AT DECEMBER 31,      AT MARCH 31,
                                                    ---------------------------------------------------------
                                                            2007                2007            % Change
                                                    ---------------------  ----------------  ----------------
                                                             (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                                $814,801          $805,042             1.21%
Loans receivable, net                                        426,557           418,616             1.90%
Cash and cash equivalents                                     22,364            41,105           -45.59%
Securities                                                   323,714           305,860             5.84%
Deposits                                                     569,582           567,459             0.37%
Borrowed funds                                                67,606            45,346            49.09%
Total equity                                                 170,606           184,598            -7.58%


                                                                 NINE MONTHS
                                                              ENDED DECEMBER 31,
                                                    ---------------------------------------------------------
                                                            2007                2006            % Change
                                                    ---------------------  ----------------  ----------------
                                                              (Dollars in thousands)
OPERATING DATA:
Interest income                                               $ 28,453          $ 28,107             1.23%
Interest expense                                                17,970            15,904            12.99%
                                                    -------------------------------------
Net interest income                                             10,483            12,203           -14.09%
Provision for loan losses                                           90                80            12.50%
                                                    -------------------------------------
Net interest income after
   provision for loan losses                                    10,393            12,123           -14.27%
Noninterest income                                                 843               188           348.40%
Noninterest expense                                              9,014             9,107            -1.02%
                                                    -------------------------------------
Earnings before income taxes                                     2,222             3,204           -30.65%
Total income taxes                                                 473             1,186           -60.12%
                                                    -------------------------------------
Net earnings                                                  $  1,749          $  2,018           -13.33%
                                                    =====================================


                                                                 THREE MONTHS
                                                              ENDED DECEMBER 31,
                                                    ---------------------------------------------------------
                                                            2007                2006            % Change
                                                    ---------------------  ----------------  ----------------
                                                            (Dollars in thousands)
OPERATING DATA:
Interest income                                               $  9,647          $  9,513             1.41%
Interest expense                                                 6,173             5,688             8.53%
                                                    -------------------------------------
Net interest income                                              3,474             3,825            -9.18%
Provision for loan losses                                            0                10          -100.00%
                                                    -------------------------------------
Net interest income after
   provision for loan losses                                     3,474             3,815            -8.94%
Noninterest income                                                 285                54           427.78%
Noninterest expense                                              2,870             2,985            -3.85%
                                                    -------------------------------------
Earnings before income taxes                                       889               884             0.57%
Total income taxes                                                 192               325           -40.92%
                                                    -------------------------------------
Net earnings                                                  $    697          $    559            24.69%
                                                    =====================================

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
                                                        AT OR FOR THE NINE                    AT OR FOR THE THREE
                                                           MONTHS ENDED                           MONTHS ENDED
                                                            DECEMBER 31,                          DECEMBER 31,
                                                ------------------------------------  -------------------------------------
                                                      2007              2006                 2007              2006
                                                      ----              ----                 ----              ----
Performance Ratios (1):
Return on average assets                               0.29%             0.33%                0.35%             0.27%
Return on average equity                               1.31%             1.39%                1.61%             1.16%
Interest rate spread (2)                               1.09%             1.25%                1.09%             1.10%
Net interest margin (3)                                1.85%             2.03%                1.83%             1.93%
Noninterest expense to average assets                  1.50%             1.48%                1.43%             1.47%
Efficiency ratio (4)                                  79.59%            73.50%               76.35%            76.97%
Average interest-earning assets to
   average interest-bearing liabilities                1.24x             1.29x                1.23x             1.29x
Average equity to average assets                      22.26%            23.58%               21.56%            23.59%
Basic/diluted earnings per share                    $  0.06             $0.07                $0.03             $0.02
Cash dividends paid per common share                $  0.15             $0.15                $0.05             $0.05
Dividend payout ratio                                 90.17%            89.84%               71.88%           106.26%

Capital Ratios (Bank Only):
Tangible capital                                      18.23%            17.70%               18.23%            17.70%
Core capital                                          18.23%            17.75%               18.23%            17.75%
Risk-based capital                                    46.41%            46.47%               46.41%            46.47%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total gross loans                                   0.34%             0.32%                0.34%             0.32%
Allowance for loan losses as a percent of
   nonperforming loans                               953.64%          2851.06%              953.64%          2851.06%
Net charge-offs to average outstanding
   loans during the period                             0.00%             0.00%                0.00%             0.00%
Nonperforming loans as a percent of
   total loans                                         0.04%             0.01%                0.04%             0.01%
Nonperforming assets as a percent of
   total assets                                        0.02%             0.01%                0.02%             0.01%

Other Data:
Number of:
   Real estate loans outstanding                        2,277             2,312                2,277             2,312
   Deposit accounts                                    32,827            34,793               32,827            34,793
   Full service customer service facilities                10                10                   10                10

________________________________
(1)    Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets. (4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.